Exhibit 99.2

Tennessee Valley Authority, 1101 Market Street, Chattanooga, Tennessee 37402-2801

Phillip L. Reynolds
Vice President, Human Resources

June 5, 2007

Mr. Joseph R. Bynum
3140 Hamill Road
Hixson, Tennessee 37343

Dear Joe:

This is to confirm the understanding that was reached regarding your employment with TVA.  You are voluntarily resigning from TVA and your TVA position of Executive Vice President, Fossil Power Group.  TVA accepts your resignation and appreciates your valuable service.  Your resignation is irrevocable as of the date of your signature below and will become effective January 7, 2008.

Until the effective date of your resignation, you will continue in pay status.  Your current base salary will continue to be paid to you while you are in pay status.

You will be eligible to receive an Executive Annual Incentive Plan (EAIP) award based on FY 2007 performance and an Executive Long-Term Incentive Plan (ELTIP) award for the performance cycle ending September 30, 2007.  These incentive awards will be calculated under the terms of the Plans and will be paid to you in accordance with your previous elections.  It is understood and agreed that you will not be eligible for any EAIP and ELTIP awards for FY 2008.

Your resignation from TVA will be considered an approved termination in accordance with the terms of the Supplemental Executive Retirement Plan (SERP).  Under the terms of the SERP as of the date of this agreement, your SERP payments will be made in five (5) annual installments beginning in the month following your resignation.

You may continue TVA medical insurance in a plan available to active management, specialist, and excluded schedule employees for twelve (12) months after your resignation (February 2008 through January 2009) at the cost an active employee would pay for such insurance.  If, due to a family status change or during an annual medical plan election period, you change either your plan option or your level of coverage to one that would require a greater TVA contribution, TVA will contribute only the amount it is contributing for an active management, specialist, or excluded schedule employee for your current plan option and level of coverage.  Your share of the cost to continue medical insurance from February 2008 through December 2008 will be deducted from any lump-sum amounts paid to you by TVA after the effective date of your resignation.  Any remaining costs for coverage in 2008 and any costs for coverage in January 2009 must be paid directly to TVA via separate check forwarded to Disbursement Services. Please contact the Employee Service Center to confirm the premium payment amount.  Rates for calendar year 2008 would typically be available in mid-November 2007.

Mr. Joseph R. Bynum

June 5, 2007

Because of the nature of your position, you have had access to business sensitive information.  You agree not to disclose or use TVA business sensitive information in the future.  You also agree that you will make no comments or statements adverse or critical of TVA, its management, its employees, or any of its programs.  Further, you agree that you will not recruit TVA employees for employment with another employer for a period of two (2) years from the effective date of your resignation.

You agree that you understand the provisions of this agreement and that you voluntarily enter into it and accept it as full and final resolution of all matters related to your TVA employment, and you expressly release and waive any monetary claims and causes of action of which you would have been aware with the exercise of due diligence against TVA, its directors, management, officers, agents, or employees arising out of your employment, this resignation, or any TVA action in connection with this resignation.  TVA agrees to continue to defend and indemnify you against claims that result from your performance of your TVA duties prior to the effective date of your resignation under the terms set out in TVA Practice, Legal Representation.

You understand that TVA may be required to make disclosures of your resignation and the arrangements in this agreement, including in connection with its financial activities and reports.

If the provisions which I have set forth above accurately describe the terms of our agreement, please sign this letter at the place indicated below and return it to me.

Sincerely,

/s/  Phillip L. Reynolds
Phillip L. Reynolds
Vice President
Human Resources

/s/  Joseph R. Bynum                                                  6/5/07
Joseph R. Bynum                                                        Date